UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 1, 2005

FTI CONSULTING, INC.

(Exact name of registrant as specified in charter)

Maryland	001-14875	52-1261113
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

900 Bestgate Road, Suite 100, Annapolis, Maryland 21401
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (410) 224-8770

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

Employment Agreement Dated as of November 1, 2005 with Executive Vice President and Chief Operating Officer of FTI Consulting, Inc.

On October 26, 2005, the Board of Directors (the “Board”) of FTI Consulting, Inc. (“FTI”) approved, and as of November 1, 2005, FTI and Dominic DiNapoli entered into, a new employment agreement effective as of that date (the “Employment Agreement”) that supersedes and replaces the employment agreement dated July 17, 2002 between Dominic DiNapoli and FTI (filed with the Securities and Exchange Commission (“SEC”) on August 6, 2004 as an exhibit to our quarterly report on Form 10-Q for the quarter ended June 30, 2004) and the Letter Agreement dated March 24, 2004 to amend the employment agreement between Dominic DiNapoli and FTI (filed with the SEC on August 6, 2004 as an exhibit to our quarterly report on Form 10-Q for the quarter ended June 30, 2004). The Employment Agreement commences the effective date and terminates on December 31, 2011 (the “Employment Term”). During the Employment Term, Mr. DiNapoli will serve as the full-time Executive Vice President and Chief Operating Officer of FTI. Other than Mr. DiNapoli’s employment relationship with us, no other material relationship currently exists between Mr. DiNapoli and us.

In consideration for Mr. DiNapoli’s services, he will receive an annual base salary of $2.0 million during the Employment Term. Mr. DiNapoli’s annual salary will be subject to annual increases at the discretion of the Compensation Committee of the Board but the Compensation Committee may not decrease his annual salary. With respect to each fiscal year during the Employment Term, Mr. DiNapoli will be entitled to an annual incentive bonus as determined by the Compensation Committee. The Compensation Committee has designated Mr. DiNapoli as a participant in, and has approved a minimum target bonus amount of $500,000 per year during the Employment Term that will be paid in any year if FTI achieves annual consolidated after-tax earnings per share for the year of at least $1.00 per share of our common stock, subject to the FTI Consulting, Inc. Incentive Compensation Plan, Amended and Restated Effective October 25, 2005. Mr. DiNapoli will be eligible to earn additional bonus amounts pursuant to that plan, subject to the discretion of the Compensation Committee, and the recommendation of our Chief Executive Officer or Chairman of the Board. Mr. DiNapoli is eligible to participate in our health, pension and other benefit plans.

As of November 1, 2005 (the “Option Grant Date”), Mr. DiNapoli was awarded an option for 100,000 shares of our common stock (the “Option Grant”) pursuant to our 2004 Long-Term Incentive Plan, Amended and Restated Effective April 27, 2005 (the “2004 Plan”), with an exercise price equal to the closing price of one share of our common stock on the New York Stock Exchange on the Option Grant Date. The Option Grant will vest one-third on the Option Grant Date and one-third on the first and second anniversary dates of the Option Grant Date, such that the Option Grant will be fully vested on the second anniversary of the Option Grant Date. In addition, as of November 1, 2005, Mr. DiNapoli was awarded 125,000 shares of restricted stock under the 2004 Plan. So long as his service with FTI or an affiliate of FTI continues through the applicable date upon which vesting is scheduled to occur, one-ninth of the restricted shares will vest and become nonforfeitable on December 31, 2006, and one-ninth of the restricted shares will vest and become nonforfeitable on each anniversary of such date, such that 100% of the restricted shares will be vested and nonforfeitable on December 31, 2014.

If Mr. DiNapoli’s Employment Term expires or earlier terminates other than upon certain specified events such as death or disability, Mr. DiNapoli will continue to provide services to us as a part-time employee during a transition term of three years (his transition term), at such dates

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and times as may be mutually agreed to by him and us, and upon the request and direction of the Chief Executive Officer, of not more than 500 hours of service per 12-month period. During the transition term, in lieu of his salary, we will pay Mr. DiNapoli transition payments of $500,000 per year.

Depending on whether Mr. DiNapoli is deemed terminated due to a specified event, including, termination with or without “Cause,” with or without “Good Reason,” upon his Death or “Disability,” or for another reason, including a “Change of Control” (as those terms are defined in the Employment Agreement), he will be entitled to receive certain specified payments and benefits (or after-tax cash payments to reimburse the cost of benefits), including severance payments and vesting of equity awards, depending on the triggering event, in accordance with his Employment Agreement or applicable equity award agreements.

Mr. DiNapoli’s agreement contains non-competition terms that will continue for three years from the last day of his employment. During this period, Mr. DiNapoli also will be prohibited from soliciting any entity or person that has been a client, customer, employee or contractor of FTI to terminate its relationship with FTI.

If any payment made by us under the Employment Agreement with Mr. DiNapoli is subject to the golden parachute excise tax, we will pay Mr. DiNapoli an additional payment in an amount that after the payment by him of all taxes, he will retain an amount equal to such excise tax.

Item 9.01. Financial Statements and Exhibits.

Exhibits

Exhibit No.	Description
10.1	Employment Agreement dated as of November 1, 2005 between Dominic DiNapoli and FTI Consulting, Inc.

10.2	Restricted Stock Agreement between FTI Consulting, Inc. and Dominic DiNapoli, dated as of November 1, 2005.

10.3	Incentive Stock Option Agreement between FTI Consulting, Inc. and Dominic DiNapoli, dated as of November 1, 2005.

99.1	Press Release dated November 1, 2005, of FTI Consulting, Inc.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, FTI has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

FTI CONSULTING, INC.

Dated: November 2, 2005	By:	/S/ THEODORE I. PINCUS
Theodore I. Pincus
Executive Vice President and
Chief Financial Officer

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EXHIBIT INDEX

Exhibit No.	Description
10.1	Employment Agreement dated as of November 1, 2005 between Dominic DiNapoli and FTI Consulting, Inc.

10.2	Restricted Stock Agreement between FTI Consulting, Inc. and Dominic DiNapoli, dated as of November 1, 2005.

10.3	Incentive Stock Option Agreement between FTI Consulting, Inc. and Dominic DiNapoli, dated as of November 1, 2005.

99.1	Press Release dated November 1, 2005, of FTI Consulting, Inc.